UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 29, 2012

CopyTele, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11254                                                                                      11-2622630

(Commission File Number)                                                 (IRS Employer Identification No.)

900 Walt Whitman Road, Melville, NY                                                                                       11747

(Address of Principal Executive Offices)                                                                                  (Zip Code)

(631) 549-5900

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Bruce Johnson to the Board of Directors

On August 29, 2012, the Executive Committee of the Board of Directors (the “Board”) of CopyTele, Inc., a Delaware corporation (the “Company”) elected Bruce F. Johnson to the Board, effective immediately, to serve until the 2012 Annual Meeting of Stockholders.  A press release announcing Mr. Johnson’s election to the Board is filed as Exhibit 99.1 hereto.

Mr. Johnson, a self-employed commodity trader, has served as a director of CME Group Inc., the world's largest futures exchange, since July 2007 when CME Group Inc. was created from the merger between the Chicago Mercantile Exchange and the Chicago Board of Trade.  Mr. Johnson has been a member of the Chicago Mercantile Exchange for more than 31 years and has an extensive knowledge of the capital markets as a result of his investment background.

Mr. Johnson purchased for $125,000, 700,000 shares of the Company’s common stock as part of the Company’s February 2011 private placement, as more fully set forth in the Company’s 2010 Form 10-K filed on February 14, 2011.  In connection with such offering, Mr. Johnson also received warrants to purchase 700,000 shares of common stock.  Each warrant grants the holder the right to purchase one share of the Company’s common stock at the purchase price of $0.1786 per share on or before February 7, 2016.

As a non-employee director, Mr. Johnson will be entitled to receive nonqualified stock options to purchase 60,000 shares of Company common stock each year that he is elected to the Board.

Amendments to 2010 Share Incentive Plan

Also on August 29, 2012, the Board approved an amendment to the CopyTele, Inc 2010 Share Incentive Plan (the “2010 Plan”) to (a) further increase the number of shares of Common Stock that may be issued thereunder from 27,000,000 to 30,000,000 and (b) eliminate any pro ration of awards granted to new non-employee directors based on the date of the next anticipated annual meeting of stockholders.

As previously announced, the 2010 Plan provides for the granting of stock options, stock appreciation rights, stock awards, performance awards and stock units (the “Benefits”).   As amended, a maximum  of 30,000,000 shares of common stock are reserved and available for issuance under the 2010 Plan, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change.   Officers, key employees and non-employee directors of, and consultants to, the Company or any of its subsidiaries and affiliates are eligible to participate in the 2010 Plan.   Each current and future non-employee director is automatically granted non-qualified stock options to purchase 60,000 shares of common stock upon their initial election to the Board and at the time of each subsequent annual meeting of shareholders at which they are re-elected to the Board.

The 2010 Plan is administered by the committee (the “Committee”) appointed by the Board, which determines the term and provisions of the Benefits. The 2010 Plan contains provisions for equitable adjustment of the Benefits in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividends in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company.  The 2010 Plan terminates on July 14, 2020.  The Committee may amend, suspend or terminate the 2010 Plan at any time.

The above summary of the 2010 Plan is qualified in its entirety by reference to the full text of the 2010 Plan which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on July 20, 2010.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.
10.1	Amendment No. 2 to the CopyTele, Inc. 2010 Share Incentive Plan
99.1	Press Release, dated September 4, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPYTELE, INC.

Date: September 5, 2012                                                                   By: /s/ Lewis H. Titterton, Jr.

     Lewis H. Titterton, Jr.
     Chairman of the Board and

     Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment No. 2 to the CopyTele, Inc. 2010 Share Incentive Plan
99.1	Press Release, dated September 4, 2012